Redacted

Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

COOK & BYNUM FUNDS TRUST
THIRD AMENDMENT TO THE
CUSTODY AGREEMENT

    THIS THIRD AMENDMENT (this “Amendment”) to the Custody Agreement, dated as of May 2, 2012, as amended as of February 20, 2018 and March 25, 2015 (the “Agreement”), is entered into as of the latest date on the signature page, by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the “Trust”), and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement and;
WHEREAS, the parties desire to amend the fee schedule of the agreement, effective as of October 1, 2018; and
WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties, and authorized and approved by the board of trustees of the Trust.

    NOW, THEREFORE, the parties agree as follows:

1.Section 13.01. “Effective Period” shall be superseded and replaced with the following:

13.01 Effective Period. This Agreement shall continue until September 30, 2021.

2.Amended Exhibit C, effective until September 30, 2018, shall be superseded and replaced effective as of October 1, 2018, with Second Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

[Signatures on the following page]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

COOK & BYNUM FUNDS TRUST By: /s/David A. Hobbs Name: David A. Hobbs Title: Vice President Date: 8/16/2018	U.S. BANK, N.A. By: /s/Anita M. Zogrodnik Name: Anita M. Zogrodnik Title: Senior Vice President Date: 8/20/2018

Second Amended Exhibit C to the Custody Agreement – Cook & Bynum Funds Trust

Custody Services Fee Schedule, Effective 10/01/18
Annual Fee Based Upon Market Value per Fund*
[ ] basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund – $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
▪$[ ]    – Book entry DTC transaction, Federal Reserve transaction, principal paydown
▪$[ ]    – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪$[ ]    – Option/SWAPS/future contract written, exercised or expired
▪$[ ]    – Mutual fund trade, Margin Variation Wire and outbound Fed wire
▪$[ ]    – Physical security transaction
▪$[ ]    – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Chief Compliance Officer Support Fee
▪$[ ] per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
▪See Additional Services fee schedule for global servicing.
▪$[ ] per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)
▪Class Action Services – $[ ] filing fee per class action per account, plus [ ] % of gross proceeds, up to a maximum per recovery not to exceed $[ ].
▪No charge for the initial conversion free receipt.
▪Overdrafts – charged to the account at prime interest rate plus [ ] % unless a line of credit is in place.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
1 – 25 foreign securities – $[ ]; 26 – 50 foreign securities – $[ ]; Over 50 foreign securities – $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

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